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                                                                    EXHIBIT 99.2

FROM:                                      FOR:
Swenson NHB Investor Relations             Bio-Vascular, Inc.
1300 Fifth Street Towers, 150 S. 5th St.   2575 University Ave.
Minneapolis, Minn.  55402                  St. Paul, Minn. 55114
Contact-Curt Swenson 612/371-0000          Connie L. Magnuson, CFO  612/603-3700


FOR IMMEDIATE RELEASE


                       BIO-VASCULAR COMPLETES ACQUISITION
                       OF JER-NEEN MANUFACTURING CO., INC.

         ST. PAUL, MINN., AUGUST 3, 1998 - Bio-Vascular, Inc., (Nasdaq: BVAS) announced today that it has completed the acquisition of Jer-Neen Manufacturing Co., Inc., Lino Lakes, Minn., a value-added manufacturer of proprietary products such as micro precision coils, wire forms and spring components used in implantable defibrillation, interventional medicine and other surgical applications within the medical device industry.
         Bio-Vascular issued 585,872 shares of common stock, together with cash of $1.8 million, in exchange for all of the common stock of Jer-Neen, including the assumption of Jer-Neen's liabilities as of the closing. Bio-Vascular paid an additional $950,000 for a 10-year non-compete agreement covering the former Jer-Neen shareholders.
         "The addition of Jer-Neen's medical components business broadens our participation in the medical device industry and increases the company's immediate and long-term revenue potential," said Karen Gilles, president and chief executive officer of Bio-Vascular. "These benefits can be achieved without diverting resources that are required for the development, manufacturing and marketing of Bio-Vascular's current and future branded devices. The combination achieves a strategic balance in market opportunities, consistent with the corporate development objectives targeted by the company."
         Gilles said Jer-Neen is profitable and should have a neutral to positive impact on Bio-Vascular's 1998 per-share results. For the nine months ended July 31, 1998, Jer-Neen had net revenues of approximately $4.1 million from its medical component business, which grew more than 30 percent over the first three quarters of 1997. James F. Pfau will continue to manage Jer-Neen as its president under a three-year employment agreement.
         Bio-Vascular, based in St. Paul, develops, manufactures and markets proprietary specialty medical products for use in thoracic, cardiac, neuro, ophthalmic and vascular surgery.

                                      # # #

        Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by the statements made herein. Reference is made to the company's Annual Report on Form 10-K for the year ended October 31, 1997, which is incorporated herein by reference, for a fuller description of certain of such factors.

        8/3/98